Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707

For Immediate Release

REGIS APPOINTS NEW CHIEF OPERATING OFFICER

Regis Corporation (NYSE:RGS), a leader in the hair care industry, whose primary business is owning, operating and franchising hair salons, today announced the appointment of Jim B. Lain as Executive Vice President and Chief Operating Officer, effective as of November 11, 2013.

Mr. Lain currently serves as Vice President, Gap Specialty of The Gap, Inc., a position he has held since 2011.  Prior to that he served as Senior Regional Director, Gap Outlet, from 2006 to 2011. Prior to joining The Gap, Mr. Lain served as Vice President of Galyan’s Trading Company Inc./Dick’s Sporting Goods from 1998 to 2006. Mr. Lain began his professional career with Target Corporation in 1986.

“Jim will be a tremendous asset to our leadership team,” said Dan Hanrahan, President and Chief Executive Officer. “Jim is a terrific leader and has an extensive track record of success managing store operations at several best-in-class retailers. His leadership will develop our field leaders, improve the salon experience for our guests, make Regis an employer of choice for salon employees and enhance value for our shareholders.”

About Regis Corporation

Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of June 30, 2013, the Company owned, franchised or held ownership interests in 9,763 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and Cool Cuts 4 Kids. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:

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